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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Investor Contact: Diana Matley
                  408-433-4365
Media Contact:    Kevin Brett
                  408-433-7150

          LSI LOGIC AND SILTERRA(TM) ANNOUNCED $120 MILLION TECHNOLOGY
                               LICENSING AGREEMENT

MILPITAS, CA -- LSI Logic Corporation (NYSE: LSI) and Silterra(TM) (Malaysia) Sdn. Bhd., a wholly-owned subsidiary of Wafer Technology (Malaysia) Sdn. Bhd., announced today a technology licensing and manufacturing agreement valued at $120 million to LSI Logic.

Under terms of the five-year Agreement, LSI Logic will license its deep sub-micron G11+(TM) and G12(TM) process technologies to Silterra for use in its Kulim, Malaysia factory, which will be operational in Q4 2000. LSI Logic will receive $120 million in licensing fees, cost-sharing benefits and an undisclosed equity position in Wafer Technology (Malaysia).

As a result of this agreement, LSI Logic will share development costs with Silterra and will have access to Silterra's foundry services to respond customer demand.

"The global semiconductor industry is in a growth mode, driven by the rapid increase in Internet acceptance," said Wilfred J. Corrigan, LSI Logic chairman and chief executive officer. "This agreement will give us additional flexibility to quickly respond to additional capacity demands, and it allows us to share process development costs with Wafer Technology."

"The licensing agreement is good for both companies," said Cy Hannon, Silterra president and CEO. "Access to this technology positions Silterra as a serious competitor in the semiconductor manufacturing services industry. We will aggressively pursue all opportunities to develop a share in the market segment covered by the licensed technologies."

LSI Logic's G12(TM) system-on-a-chip process (0.18 micron drawn, 0.13 effective) technology enables customers to combine radio frequency, mixed-signal, logic and embedded memory on one chip. The process technology offers 26 million usable logic gates on a tiny 20-by-20 millimeter (3/4 x 3/4-inch) silicon chip.

The LSI Logic-Wafer Technology (Malaysia) technology licensing and manufacturing agreement is subject to regulatory approval by the Malaysian government and completion of certain closing conditions.


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ABOUT LSI LOGIC
LSI Logic Corporation (NYSE: LSI), The System on a Chip Company(R), is a leading supplier of custom high-performance semiconductors with operations worldwide. The company enables customers to build complete systems on a single chip with its CoreWare(R) design program, increasing performance, lowering system costs and accelerating time to market. LSI Logic develops application-optimized products in partnership with trendsetting customers and operates leading edge, high-volume manufacturing facilities to produce submicron chips. The company maintains a high level of quality, as demonstrated by its ISO 9000 certifications. LSI Logic is headquartered at 1551 McCarthy Boulevard, Milpitas, CA 95035, 408-433-8000, www.lsilogic.com.

ABOUT SILTERRA
Silterra (Malaysia) Sdn. Bhd., a wholly-owned subsidiary of Wafer Technology (Malaysia) Sdn. Bhd., was founded in December 1997 to manage international sales and marketing operations in the U.S., Asia and Europe markets. Silterra is a full-service semiconductor manufacturing provider that offers customers leading-edge process technologies. Silterra's factory will be operational in Q4 2000, ramping to 30,000 eight-inch wafers per month by 2002. Silterra will have immediate access to LSI Logic's capacity on the license technologies to qualify and develop customers. Silterra is headquartered in Kulim, Malaysia, with a sales and marketing office in Sunnyvale, California. For further information on Silterra or in services, visit www.silterra.com.

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1.   The LSI Logic logo design, The System on a Chip Company and CoreWare are registered trademarks of LSI Logic Corporation.

2. All other brand or product names may be trademarks or registered trademarks of their respective companies.